Exhibit 10.3
AMENDMENT AND CONSENT AGREEMENT NO. 8
April 30, 2010
          AMENDMENT AND CONSENT AGREEMENT NO. 8 (this “Amendment”) dated as of April 30, 2010, under that certain Amended and Restated Credit Agreement, dated as of September 12, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meaning set forth in the Credit Agreement), among NaviSite, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors, the Lenders, CIBC World Markets Corp., as sole lead arranger (in such capacity, “Sole Lead Arranger”), as documentation agent (in such capacity, “Documentation Agent”), and as bookrunner (in such capacity, “Bookrunner”), CIT Lending Services Corporation, as syndication agent (in such capacity, “Syndication Agent”), and Canadian Imperial Bank of Commerce, acting through its New York agency, as issuing bank (in such capacity, “Issuing Bank”) and as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.
WITNESSETH:
          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to extend credit to Borrower pursuant to the terms and conditions set forth therein;
          WHEREAS, Borrower has requested that the Administrative Agent and the Lenders agree, subject to the conditions and terms set forth in this Amendment, to amend certain provisions of the Credit Agreement as provided for below in this Amendment (the “Proposed Amendments”);
          WHEREAS, pursuant to Section 10.02(b) of the Credit Agreement, the consent of the Required Lenders is necessary to effect this Amendment;
          WHEREAS, the Lenders party hereto (the “Consenting Lenders”) constitute the Required Lenders under the Credit Agreement; and
          WHEREAS, the Administrative Agent and Consenting Lenders are willing to agree to the Proposed Amendments, subject to the conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE ONE
CONSENT
          1.01 Consent. Subject to the conditions precedent set forth in Article Four of this Amendment, the Consenting Lenders hereby consent to the execution by the Administrative Agent of this Amendment.

ARTICLE TWO
AMENDMENTS TO CREDIT AGREEMENT
          2.01 Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows (subject to the conditions precedent set forth in Article Five of this Amendment):
          (a) The reference to $10,000,000 in the first recital to the Credit Agreement is deleted and replaced with “$9,000,000”.
          (b) The definition of “Consolidated Fixed Charges” in Section 1.01 of the Credit Agreement is amended by adding the following at the end of clause (b):
“provided, further, that after the Amendment No. 8 Effective Date, all Growth Related Capital Expenditures shall be excluded from Capital Expenditures in the determination of “Consolidated Fixed Charges;”
          (c) The definition of “Excess Cash Flow Period” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:
     “Excess Cash Flow Period” shall mean (i) for all fiscal years ending prior to the Amendment No. 5 Effective Date, (a) the period taken as one accounting period from August 1, 2007 and ending on July 31, 2008, and (b) each fiscal year of Borrower thereafter, (ii) for all fiscal years ending on or after the Amendment No. 5 Effective Date and prior to Amendment No. 8 Effective Date, each fiscal quarter taken as one accounting period commencing with the fiscal quarter ending October 31, 2008 and (iii) for all fiscal years ending on or after the Amendment No. 8 Effective Date, each semi-annual period taken as one accounting period commencing with the semi-annual period ending July 31, 2010.”
          (d) The definition of “Revolving Commitment” in Section 1.01 of the Credit Agreement is amended by replacing the last sentence with the following:
     “The aggregate amount of the Lenders’ Revolving Commitments (a) on the Effective Date and prior to the Amendment No. 8 Effective Date is $10.0 million and (b) on and after the Amendment No. 8 Effective Date is $9.0 million; provided that from and after the date on which the Credit Parties and their Subsidiaries shall have received Net Cash Proceeds in respect of one or more Asset Sales occurring after the Amendment No. 8 Effective Date in excess of $10,000,000, in the aggregate for all such Asset Sales occurring after the Amendment No. 8 Effective Date, the Revolving Commitments shall automatically (and without any further action by the Borrower, Administrative Agent or any Lender) be reduced to $8,000,000 from and after such date.”
          (e) The following new definitions shall be added to Section 1.01 of the Credit Agreement in alphabetical order:
““Adjusted Pro Forma Reduction Amount” shall have the meaning assigned to such term in Section 6.10(e).
“Amendment No. 8 Effective Date” shall mean April 30, 2010.

“Growth Related Capital Expenditures” shall mean, with respect to any Person for any period, all Capital Expenditures by such Person necessary to implement customers orders that are evidenced by signed contracts or sales orders.”
“Liquidity” shall mean at any time of determination an amount equal to (i) the sum of (a) the Revolving Commitments less Revolving Exposures at such time plus (b) unrestricted cash of the Credit Parties on hand at such time less (ii) the dollar amount of checks written by Credit Parties but not yet cleared against the balance on deposit in the Credit Parties’ bank accounts at such time.
“Maintenance Capital Expenditures” shall mean all Capital Expenditures other than Growth Related Capital Expenditures.”
          (f) Section 2.05(a) is amended by replacing “0.50% with “0.75%” in the first sentence.
          (g) Section 2.07(c) is amended by adding in the first sentence after “Section 2.07(b)” the following: “or Section 2.10(c)”.
          (h) Section 2.10(c) is amended to read in its entirety as follows:
     “(c) (i) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and no more than $1,000,000 in Net Cash Proceeds in any fiscal year (to the extent that either maximum amount set forth in this subclause (C) is exceeded, the Loan Parties shall be required to apply the amount in excess of the maximum amounts set forth in this subclause (and not the entire amount) to prepay the Loans unless the Borrower shall comply with (c)(ii) below); provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof. Notwithstanding the foregoing, Borrower and its Subsidiaries shall not be entitled to retain any Net Cash Proceeds from the AJE Sale and shall, within 5 Business Days following the receipt of any Net Cash Proceeds from the AJE Sale, make prepayments of the Term Loans in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.
     (ii) so long as no Default shall then exist or would arise therefrom, an amount equal to not more than 25% of such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in Capital Assets constituting Growth Related Capital Expenditures or to be contractually committed to be so reinvested within 12 months following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period or, if ending later, the period ending 6 months after any such contractual commitment with respect to such Net Cash Proceeds was entered into, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; provided further that the aggregate amount of Net Cash Proceeds applied in accordance with this clause (c)(ii) shall not exceed $4,000,000 for and after the Amendment 8 Effective Date.”
(i) Section 2.10(g) is amended to read in its entirety as follows:
     “(g) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to such (x) fiscal year (in the case of all fiscal years ended prior to the Amendment No. 5 Effective Date), (y) fiscal quarter (in the case of all fiscal years ending on or after the Amendment No. 5 Effective Date and prior to Amendment No. 8 Effective Date and commencing with the fiscal quarter ending October 31, 2008) or (z) semi-annual period (in the case of all fiscal years ending on or after the Amendment No. 8 Effective Date and commencing with the semi-annual period ending July 31, 2010), as the case may be, in which such Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) or (b), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 75% of Excess Cash Flow for the Excess Cash Flow Period then ended.”
          (j) Section 2.10 of the Credit Agreement is hereby amended by inserting new clause (k) as follows:
“(k) Prepayment Premium. If Borrower shall repay any Term Loans or the Revolving Loans (and in connection therewith terminating the related Revolving Commitments) in each case, other than any mandatory prepayments thereof pursuant to Section 2.10(c) (Asset Sales), (f) (Casualty Events) or (g) (Excess Cash Flow), the Borrower shall, at the time of such repayment, pay the Lenders a prepayment premium equal to (i) 0.75% (if such prepayment is made on or prior to September 30, 2010) and (ii) 0.50% (if such prepayment is made after September 30, 2010 and on or prior to April 30, 2011) of the aggregate principal amount of the Term Loans and/or Revolving Loans so repaid plus, without duplication, the amount of Revolving Commitments terminated in connection with such repayment.”
          (k) Section 5.01(d) of the Credit Agreement is amended by deleting clause (iii) and replacing it with the following and adding new clauses (iv), (v) and (vi) as provided below:
“(iii) concurrently with the delivery of financial statements under Section 5.01(a) or (b), detailed quarterly and year-to-date reports satisfactory to the Administrative Agent of Growth Related Capital Expenditures and Maintenance Capital Expenditures of the Borrower and its Subsidiaries for the fiscal quarter ended as of the date of the balance sheet contained in such financial statements; (iv) concurrently with any delivery of financial statements under Section 5.01(c) above, a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal month ending May 31, 2010, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with Section 6.10(f); (v) on the date on which the Credit Parties and their Subsidiaries shall have received Net Cash Proceeds in respect of one or more Asset Sales occurring after the Amendment No. 8 Effective Date in excess of $10,000,000, in the aggregate for all such Asset Sales occurring after the Amendment No. 8 Effective Date, notice to the Administrative Agent that the Revolving Commitments have been reduced to $8,000,000 from and after such date; and (vi) within 3 business days after execution, deliver executed copies of any contract or sales order in connection with the implementation of customer orders or if unavailable, provide reasonable details satisfactory to the Administrative Agent of such implementation of customer orders;”
          (l) Section 6.10(b) of the Credit Agreement is amended by deleting the table in its entirety and replacing it with the following table:

Fixed Charge
Test Period	Coverage Ratio
July 31, 2007	1.00 to 1.0
October 31, 2007	1.00 to 1.0
January 31, 2008	1.10 to 1.0
April 30, 2008	1.20 to 1.0
July 31, 2008	1.25 to 1.0
October 31, 2008	1.10 to 1.0
January 31, 2009	1.10 to 1.0
April 30, 2009	1.10 to 1.0
July 31, 2009	1.12 to 1.0
October 31, 2009	1.15 to 1.0
January 31, 2010	1.16 to 1.0
April 30, 2010	1.25 to 1.0
July 31, 2010	1.25 to 1.0
October 31, 2010	1.40 to 1.0
January 31, 2011	1.45 to 1.0
April 30, 2011	1.90 to 1.0
July 31, 2011	2.55 to 1.0
October 31, 2011	2.75 to 1.0
January 31, 2012	2.90 to 1.0
April 30, 2012	3.10 to 1.0
July 31, 2012	3.40 to 1.0
October 31, 2012 and the last day of each fiscal quarter thereafter	3.50 to 1.0

          (m) Section 6.10(c) of the Credit Agreement is amended to read in its entirety as follows:
     “Limitation on Capital Expenditures. (i) Maintenance Capital Expenditures. Permit the aggregate amount of Maintenance Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Maintenance
Capital
Period	Expenditures
Fiscal year ending July 31, 2010	$10,370,000
Fiscal year ending July 31, 2011	$4,448,000
Fiscal year ending July 31, 2012	$4,448,000
Fiscal year ending July 31, 2013 and each fiscal year thereafter	$4,448,000
provided, however, that (x) if the aggregate amount of Maintenance Capital Expenditures made in any fiscal year shall be less than the maximum amount of Maintenance Capital Expenditures permitted under this Section 6.10(c)(i) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Maintenance Capital Expenditures permitted under this Section 6.10(c)(i) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).
     (ii) Growth Related Capital Expenditures. Permit the aggregate amount of Growth Related Capital Expenditures made in any fiscal quarter to exceed (x) $3,888,000 if Consolidated EBITDA for the Test Period ended on the last day of the second fiscal quarter immediately preceding such fiscal quarter is at Level I as provided in the table below in respect of such fiscal quarter, (y) $2,888,000 if Consolidated EBITDA for the Test Period ended on the last day of the second fiscal quarter immediately preceding such fiscal quarter is at Level II as provided in the table below in respect of such fiscal quarter or (z) $2,388,000 if Consolidated EBITDA for the Test Period ended on the last day of the second fiscal quarter immediately preceding such fiscal quarter is at Level III as provided in the table below in respect of such fiscal quarter; provided that if Consolidated EBITDA for any relevant Test Period is at Level I and if the aggregate amount of Growth Related Capital Expenditures made in respect of the applicable fiscal quarter exceeds the maximum amount of Growth Related Capital Expenditures permitted under this Section 6.10(c)(ii) for such fiscal quarter, then the Growth Related Capital Expenditures for such fiscal quarter may be increased (not more than once in any fiscal year) by an amount equal to such excess amount (not to exceed $2,000,000) from the immediately succeeding (but not any other) fiscal quarter’s Growth Related Capital Expenditures under this Section 6.10(c)(ii);

provided further that any usage from the succeeding fiscal quarter’s Growth Related Capital Expenditures shall be deducted from the Growth Capital Expenditures available for such succeeding fiscal quarter:

		LTM Minimum	LTM Minimum
	LTM Minimum EBITDA	EBITDA	EBITDA
Period	Level I	Level II	Level III
Fiscal quarter ending October 31, 2010	Greater than $26,524,000	Greater than $23,872,000 and less than or equal to $26,524,000	Less than or equal to $23,872,000

Fiscal quarter ending January 31, 2011	Greater than $27,277,000	Greater than $24,549,000 and less than or equal to $27,277,000	Less than or equal to $24,549,000

Fiscal quarter ending April 30, 2011	Greater than $28,106,000	Greater than $25,295,000 and less than or equal to $28,106,000	Less than or equal to $25,295,000

Fiscal quarter ending July 31, 2011	Greater than $28,710,000	Greater than $25,839,000 and less than or equal to $28,710,000	Less than or equal to $25,839,000

Fiscal quarter ending October 31, 2011	Greater than $31,500,000	Greater than $28,350,000 and less than or equal to $31,500,000	Less than or equal to $28,350,000

Fiscal quarter ending January 31, 2012	Greater than $33,468,000	Greater than $30,121,000 and less than or equal to $33,468,000	Less than or equal to $30,121,000

Fiscal quarter ending April 30, 2012	Greater than $35,346,000	Greater than $31,811,000 and less than or equal to $35,346,000	Less than or equal to $31,811,000

Fiscal quarter ending July 31, 2012	Greater than $37,180,000	Greater than $33,462,000 and less than or equal to $37,180,000	Less than or equal to $33,462,000

Fiscal quarter ending October 31, 2012	Greater than $39,003,000	Greater than $35,103,000 and less than or equal to $39,003,000	Less than or equal to $35,103,000

Fiscal quarter ending January 31, 2013	Greater than $40,848,000	Greater than $36,763,000 and less	Less than or equal to $36,763,000

		LTM Minimum	LTM Minimum
	LTM Minimum EBITDA	EBITDA	EBITDA
Period	Level I	Level II	Level III
than or equal to $40,848,000

Fiscal quarter ending April 30, 2013	Greater than $42,741,000	Greater than $38,466,000 and less than or equal to $42,741,000	Less than or equal to $38,466,000

Fiscal quarter ending July 31, 2013	Greater than $44,691,000	Greater than $40,222,000 and less than or equal to $44,691,000	Less than or equal to $40,222,000
          (n) Section 6.10(d) of the Credit Agreement is amended by deleting the table in its entirety and replacing it with the following table:

Senior
Test Period	Leverage Ratio
January 31, 2010	3.00 to 1.0
April 30, 2010	2.50 to 1.0
July 31, 2010	2.50 to 1.0
October 31, 2010	2.40 to 1.0
January 31, 2011	2.35 to 1.0
April 30, 2011	2.00 to 1.0
July 31, 2011	1.90 to 1.0
October 31, 2011	1.80 to 1.0
January 31, 2012	1.65 to 1.0
April 30, 2012	1.50 to 1.0
July 31, 2012 and thereafter	1.50 to 1.0
          (o) Section 6.10 of the Credit Agreement is hereby amended by inserting new clause (e) as follows:
“(e) Minimum EBITDA. Permit Consolidated EBITDA of the Borrower for any Test Period set forth below to be less than the amount corresponding to such period as set forth below (as such amount may be adjusted as provided in the immediately succeeding paragraph):

Test Period (trailing 12 months LTM)	Minimum EBITDA
Quarter ended July 31, 2010	$23,750,000
Quarter ended October 31, 2010	$24,000,000
Quarter ended January 31, 2011	$24,500,000
Quarter ended April 30, 2011	$26,750,000
Quarter ended July 31, 2011	$28,500,000
Quarter ended October 31, 2011	$30,000,000
Quarter ended January 31, 2012	$31,500,000
Quarter ended April 30, 2012	$33,000,000
Quarter ended July 31, 2012	$34,500,000
Quarter ended October 31, 2012	$36,000,000
Quarter ended January 31, 2013	$37,500,000
Quarter ended April 30, 2013	$39,000,000
Quarter ended July 31, 2013 and each quarter ended thereafter	$40,500,000
Notwithstanding the foregoing, in the event that the Borrower shall consummate an Asset Sale during any Test Period set forth above then, to the extent the assets that are the subject of such Asset Sale shall have generated positive Consolidated EBITDA during such Test Period, (i) the minimum Consolidated EBITDA requirement for such Test Period set forth above shall be reduced by the sum of (a) the amount necessary to give Pro Forma Effect to such Asset Sale as though such Asset Sale had been effected on the first day of such period and (b) the Consolidated EBITDA of the Borrower attributable to the assets that are the subject of such Asset Sale as of the immediately preceding Test Period less the amount provided for in clause (a) (the amount set forth in this clause (i), the “Adjusted Pro Forma Reduction Amount”) and (ii) the minimum Consolidated EBITDA requirement for each Test Period ending after the Test Period in which such Asset Sale occurs shall be reduced by an amount equal to the product of (x) 0.80 and (y) the Adjusted Pro Forma Reduction Amount. Promptly, but in any event no later than 5 Business Days following the consummation of each Asset Sale described above, the Borrower shall deliver to the Administrative Agent and each Lender a certificate describing in reasonable detail each such Asset Sale and setting forth the Borrower’s calculation of Adjusted Pro Forma Reduction Amount and its calculation of the amount by which the minimum Consolidated EBITDA amount for each Test Period shall have been reduced. The Borrower’s determinations shall not become effective with respect to any Asset Sale unless they are satisfactory to the Required Lenders.”
          (p) Section 6.10 of the Credit Agreement is hereby amended by inserting new clause (f) as follows:
“(f) Minimum Liquidity. Permit Liquidity as of the last day of any fiscal quarter to be less than $5,000,000.”

          (q) Section 6.13 of the Credit Agreement is amended by to read in its entirety as follows:
     “SECTION 6.13 Limitation on Issuance of Capital Stock. Solely with respect to any Subsidiaries of Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; provided that America’s Job Exchange, Inc. (“AJE”) may issue shares of its Common Stock, par value $0.01, or stock options exercisable therefor to its employees, or employees of Borrower performing services on behalf of AJE, in an aggregate amount not to exceed at any time 12% of the total Common Stock of AJE issued to Borrower; (ii) Subsidiaries of Borrower formed after the Original Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) any Foreign Subsidiary may issue shares of capital stock to any person (to the extent required by applicable law) in order to qualify such person as a director of such Foreign Subsidiary. All Equity Interests issued in accordance with this Section 6.13 shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.”
REPRESENTATIONS AND WARRANTIES
          3.01 Representations and Warranties. The representations and warranties of the Loan Parties contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of this date (other than representations and warranties which by their terms relate to an earlier date).
          3.02 No Default or Event of Default. Both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
          3.03 Authorization; Enforceability. Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of this Amendment.
          3.04 Execution. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          3.05 No Conflicts. The execution, delivery and performance of this Amendment by each Loan Party (i) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any Requirement of Law applicable to such Loan Party and (iii) will not violate or result in a default under any indenture or other material agreement or instrument binding upon such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder.

ARTICLE FOUR
CONDITIONS PRECEDENT TO EFFECTIVENESS
          The Amendment shall become effective on the date (the “Amendment No. 8 Effective Date”) when the following conditions precedent shall have been satisfied:
          4.01 Execution by Loan Parties. Borrower shall have delivered to the Administrative Agent (or its counsel) a copy of this Amendment manually executed and delivered by each Loan Party (which may be transmitted by facsimile or by email).
          4.02 Execution by Consenting Lenders and Agents. The Administrative Agent (or its counsel) shall have received from each Consenting Lender and each of the other parties hereto a counterpart of this Amendment executed on behalf of such party (which may be transmitted by facsimile or by email).
          4.03 Consent Fee. As consideration for the Administrative Agent’s and Consenting Lenders’ execution and delivery of this Amendment, Borrower shall pay to the Administrative Agent in immediately available funds on or before the Amendment No. 8 Effective Date, for the ratable benefit of the Consenting Lenders, a consent fee equal to 0.50% of the aggregate principal amount of the Term Loans and Revolving Commitments of such Consenting Lender (including, for the avoidance of doubt, all interest which shall have been capitalized and added to principal as of the date hereof) (“Consent Fee”). This Consent Fee shall be deemed fully earned upon the execution and delivery of this Amendment by all parties hereto, and shall be nonrefundable upon receipt by the Administrative Agent.
ARTICLE FIVE
AFFIRMATION AND ACKNOWLEDGMENT
          5.01 Acknowledgment and Affirmation. Each Loan Party hereby (i) expressly acknowledges and affirms the terms of the Credit Agreement and the other Loan Documents, (ii) ratifies and affirms after giving effect to this Amendment its obligations under the Loan Documents (including guarantees and security agreements) executed by such Loan Party and (iii) after giving effect to this Amendment, acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect.
          5.02 Enforceability. Each Loan Party further confirms that each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects.
          5.03 Course of Dealing. Each Loan Party hereby acknowledges and agrees that the acceptance by the Administrative Agent, each Lender and each other Agent of this Amendment shall not be construed in any manner to establish any course of dealing on any Agent’s or Lender’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

ARTICLE SIX
COVENANTS AND MISCELLANEOUS PROVISIONS
          6.01 Costs and Expenses. Borrower shall pay all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the documentation contemplated hereby, including the reasonable fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent with respect thereto.
          6.02 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          6.03 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.
          6.04 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart by facsimile or email shall be effective as delivery of a manually executed counterpart.
          6.05 Cooperation; Other Documents. At all times following the execution of this Amendment, each Loan Party shall execute and deliver to the Lenders and the Administrative Agent, or shall cause to be executed and delivered to the Lenders and the Administrative Agent, and shall do or cause to be done all such other acts and things as any of the Lenders and the Administrative Agent may reasonably deem to be necessary or desirable to confirm their obligations under the Loan Documents.
          6.06 Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          6.07 Release. In further consideration of the Consenting Lenders’ execution of this Amendment, each Loan Party hereby releases the Administrative Agent, the Collateral Agent and each Lender and each of their respective affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity) and obligations of every kind or nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that any Loan Party may have against the Releasees which arise from or in any way relate to the Credit Agreement, Obligations and/or Secured Obligations, any Collateral, any Loan Document, any documents, agreements, dealings or other matters in connection with or relating to any of the Loan Documents, and any third parties liable in whole or in part for the Obligations or Secured Obligations, in each case to the extent arising (x) on or prior to the date hereof or (y) out of, or relating to, actions, dealings or matters occurring on or prior to the date hereof (including, without limitation, any actions or inactions which any of the Releasees may have taken or omitted to take prior to the date hereof).
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunder duly authorized as of the date and year first above written.

NAVISITE, INC.
By:	/s/ Jim Pluntze
	Name:	Jim Pluntze
	Title:	CFO

AVASTA, INC.
CLEARBLUE TECHNOLOGIES MANAGEMENT, INC.
CLEARBLUE TECHNOLOGIES/CHICAGO-WELLS, INC.
CLEARBLUE TECHNOLOGIES/LAS VEGAS, INC.
CLEARBLUE TECHNOLOGIES/LOS ANGELES, INC.
CLEARBLUE TECHNOLOGIES/OAK BROOK, INC.
CLEARBLUE TECHNOLOGIES/VIENNA, INC.
CLEARBLUE TECHNOLOGIES/DALLAS, INC.
CLEARBLUE TECHNOLOGIES/NEW YORK, INC.
CLEARBLUE TECHNOLOGIES/SAN FRANCISCO, INC.
CLEARBLUE TECHNOLOGIES/SANTA CLARA, INC.
CONXION CORPORATION
INTREPID ACQUISITION CORP.
LEXINGTON ACQUISITION CORP.
MANAGEDOPS.COM, INC.
SUREBRIDGE ACQUISITION CORP.
SUREBRIDGE SERVICES INC.
AMERICA’S JOB EXCHANGE, INC.
(FORMERLY KNOWN AS NAVISITE
ACQUISITION SUBSIDIARY, INC.)
JUPITER HOSTING, INC.
1100 TECHNOLOGIES, INC.
ALABANZA, INC. (FORMERLY KNOWN AS
NAVI ACQUISITION CORP.)
NAVISITE DISPOSITION, LLC (FORMERLY
KNOWN AS NETASPX, LLC)
NAVISITE DISPOSITION CORP.
(FORMERLY KNOWN AS NETASPX
ACQUISITION, INC.)
NCS HOLDING COMPANY
NETWORK COMPUTING SERVICES, INC.

By:	/s/ Jim Pluntze
	Name:	Jim Pluntze
	Title:	CFO

CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as Administrative Agent and Collateral Agent
By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Executive Director